PRESS RELEASE

The Clorox Company Reports Slight Sales Growth on Top of Strong Year-Ago Results; Updates Fiscal Year 2014 Outlook

OAKLAND, Calif., Feb. 4, 2014 – The Clorox Company (NYSE: CLX) today reported about half a percentage point of net sales growth and 5 percent diluted net earnings per share (EPS) decline from continuing operations for its second quarter, which ended Dec. 31, 2013.

“I’m pleased we grew sales on top of 9 percent growth in the year-ago quarter. Excluding the impact of foreign currencies, sales for the quarter grew 2.3 percent,” said Chairman and CEO Don Knauss. “I’m also pleased that our total demand-building plans, including product innovation and increased advertising, have positively impacted our results. Still, like many companies, we continue to face significant headwinds from foreign currency declines, sluggish category growth and increasing commodity costs. For the balance of the fiscal year, we remain focused on our plans to help mitigate these challenges, including executing our demand-building programs to improve our market shares and driving efficiencies throughout our operations to support our margins.”

All results in this press release are reported on a continuing operations basis unless otherwise indicated. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key second-quarter results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal Second-Quarter Results
Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2013, unless otherwise stated.

*	$0.88 diluted EPS (5% decrease)
*	1% volume increase
*	0.4% sales increase

In the second quarter, Clorox delivered earnings from continuing operations of $116 million, or 88 cents diluted EPS, compared to $123 million, or 93 cents diluted EPS, in the year-ago quarter. Current-quarter results reflect a comparison to the company’s prior-year diluted EPS increase of 18 percent. Current-quarter results also reflect higher commodity costs, an increase in manufacturing and logistics costs, the impact of unfavorable foreign currency exchange rates and higher advertising and sales promotion expenses. In addition, a higher effective tax rate of 35.6 percent compared to 34.3 percent in the year-ago quarter resulted in a negative impact of 2 cents diluted EPS. These factors were partially offset by the benefits of strong cost savings and price increases, as well as higher volume.

In the second quarter, Clorox delivered 1 percent volume growth, primarily driven by gains in the company’s Professional Products, Home Care and International businesses, partially offset by declines in the Charcoal and Brita businesses. Sales grew about half a percentage point, reflecting the benefit of price increases and higher volume, largely offset by the impact of unfavorable foreign currency exchange rates, as well as unfavorable mix. Excluding the impact of foreign currencies, sales grew 2.3 percent.

The company’s current quarter gross margin was 41.9 percent, reflecting a decline of 60 basis points versus the year-ago quarter. In the current quarter, the benefits of strong cost savings and price increases were more than offset by higher commodity costs, as well as higher manufacturing and logistics costs largely due to inflation in international markets.

Year-to-date net cash provided by continuing operations was $212 million, compared with $325 million in the year-ago period. Contributing factors to the year-over-year change include higher tax payments of $67 million and the company’s funding of liabilities under certain nonqualified deferred compensation plans of $26 million. The company anticipates first half fiscal year higher tax payments to be largely offset by lower tax payments over the balance of the fiscal year.

The company continues to anticipate free cash flow to be about 10 percent of sales for the fiscal year. The company defines free cash flow as net cash from operations less capital expenditures.

Key Segment Results
Following is a summary of key second-quarter results by reportable segment. All comparisons are with the second quarter of fiscal 2013, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)
  3% volume increase
  2% sales increase
  1% pretax earnings increase

Segment volume and sales grew on top of double-digit increases in the year-ago quarter, reflecting overall higher demand-building support as well as gains in the Professional Products and Home Care businesses. The Professional Products business delivered another quarter of double-digit volume growth supported by increased shipments across several brands. Home Care grew volume behind increased merchandising support for Clorox® disinfecting wipes. Laundry volume was flat largely driven by higher shipments of Clorox® bleach products behind increased merchandising support, partially offset by lower shipments of Green Works® laundry detergent due to category softness. Segment volume outpaced sales primarily due to the impact of unfavorable mix, partially offset by the benefit of price increases. Pretax earnings growth reflected continued margin expansion, supported by the benefit of cost savings from the company’s year-ago conversion to concentrated bleach, and higher sales partially offset by higher commodity costs.

Household
(Bags and Wraps, Charcoal, Cat Litter)
  1% volume decrease
  1% sales decrease
  27% pretax earnings decrease

Segment volume and sales declines were largely driven by lower volume and sales in Charcoal due to a comparison to double-digit increases in the year-ago period. For perspective, due to the seasonality of the Charcoal business, the second quarter typically represents approximately 10 percent of annual charcoal sales. Cat Litter grew volume behind increased merchandising support to offset heightened competitive activity. Volume in the Glad® business was essentially flat primarily from lower shipments of base trash offset by continued strength in OdorShield® products. The segment’s pretax earnings decline of $15 million was largely due to higher commodity costs, as well as higher manufacturing and logistics costs, which more than offset the benefit of cost savings.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)
  1% volume decrease
  Flat sales
  1% pretax earnings decrease

Segment volume results were driven by declines in Water Filtration, primarily due to expanded distribution of competitive private-label filter products, partially offset by gains in the Food business from higher shipments of Hidden Valley® dry dips and salad dressings. Burt’s Bees® volume was flat as the brand lapped the introduction of lip color innovation in the year-ago quarter. Sales outpaced volume due to the benefit of price increases and lower trade promotion spending. Pretax earnings declined primarily due to increased advertising and sales promotion spending for Burt’s Bees lip care lines and product innovation.

International
(All countries outside of the U.S.)
  2% volume increase
  1% sales increase
  20% pretax earnings growth

Segment volume growth reflected gains in Argentina, Canada and in the Middle East, partially offset by declines in Venezuela. Segment sales grew due to the benefit of price increases, favorable mix and higher volume, largely offset by unfavorable foreign currency exchange rates across multiple countries, including Argentina, Australia, Canada and Venezuela. Although segment sales increased 1 percent for the quarter, excluding the impact of 8 percentage points from foreign currency declines, segment sales grew about 9 percent. Volume outpaced segment sales due to foreign currency declines, partially offset by price increases and favorable mix. Pretax earnings growth reflects the benefits of price increases and cost savings, as well as a comparison to one-time costs associated with an IT systems implementation in Latin America in the year-ago quarter, which more than offset the impact of unfavorable foreign currency exchange rates and higher manufacturing and logistics costs from inflationary pressures.

Clorox Updates Fiscal Year 2014 Outlook
*	1%-2% sales growth
*	Flat to 25 basis points of EBIT margin expansion
*	$4.40-$4.55 diluted EPS range

“We’ve updated our outlook to reflect even more pressure from unfavorable foreign currency exchange rates, particularly in light of the significant devaluation of the Argentine peso that took place in January. In addition, our outlook reflects continued impact from sluggish category growth and higher commodity costs,” said Chief Financial Officer Steve Robb. “We’re committed to addressing these challenges through strong execution of our demand-building plans, which include delivering product innovation and higher trade promotion spending that will help grow our categories and support our brands, as well as strong cost savings across our operations.”

Clorox now anticipates sales growth for fiscal 2014 to be in the range of 1 to 2 percent, reflecting a greater impact from unfavorable foreign currencies in Argentina and other countries, which are now expected to negatively affect fiscal year sales by more than 2 percentage points. This range reflects up to 3 percentage points of negative impact from foreign currency declines in the second half of the fiscal year. On a currency-neutral basis, the company’s fiscal year sales outlook is about 3 to 4 percent growth.

Clorox continues to anticipate EBIT margin to be in the range of flat to up 25 basis points, driven by lower selling and administrative expense as a percentage of sales, partially offset by higher commodity costs, which are expected to negatively impact margins by more than 100 basis points, as well as continued inflation in some international markets. The company continues to anticipate offsetting these factors by delivering cost savings of about 150 basis points.

Clorox continues to anticipate an effective tax rate of about 34 percent for fiscal 2014.

Net of all these factors, Clorox now anticipates fiscal 2014 diluted EPS from continuing operations in the range of $4.40 to $4.55. This 5-cent reduction versus the previous outlook reflects the company’s new foreign currency assumption primarily for Argentina.

Although potentially significant currency devaluations are likely to occur in Venezuela in the future, due to the unpredictability of the timing, form and amount, the company’s outlook does not assume further currency devaluations in Venezuela beyond the February 2013 devaluation.

For More Detailed Financial Information
Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:
*	Supplemental volume and sales growth information
*	Supplemental gross margin driver information
*	Reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)
*	Supplemental balance sheet and cash flow information and free cash flow reconciliation
*	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company
The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2013 revenues of $5.6 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2013, The Clorox Company Foundation awarded about $4 million in cash grants, and Clorox made product donations valued at nearly $15 million. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: worldwide, regional and local economic conditions and financial market volatility; risks related to international operations, including political instability, foreign currency exchange rate controls, fluctuations and devaluations, government-imposed price controls or other regulations, labor unrest and inflationary pressures, particularly in Venezuela, as well as Argentina and other challenging markets; risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions, especially in Venezuela; intense competition in the company’s markets; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities and increases in energy or transportation costs; the ability of the company to drive sales growth, increase market share and grow its product categories, and achieve favorable product and geographic mix; dependence on key customers and risks related to customer ordering patterns; the ability of the company to implement and generate anticipated cost savings and efficiencies; costs resulting from government regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions and the company’s litigation related to its discontinued operations in Brazil; the success of the company’s business strategies; the ability of the company to develop and introduce commercially successful products; risks relating to acquisitions, new ventures and divestitures and associated costs; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the company’s ability to attract and retain key personnel; the company’s ability to maintain its business reputation and the reputation of its brands; environmental matters including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company’s control; the company’s ability to maximize, assert and defend its intellectual property rights; any infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness on its operations and financial results; changes to the company’s credit rating; the sufficiency of the company’s cash flow; the company’s ability to maintain an effective system of internal controls; risks related to reliance on information technology systems, including potential security breaches or cyber attacks that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; uncertainties relating to tax positions, tax disputes and changes in the company’s tax rate; the potential for asset impairment charges, including intangible assets and goodwill; the accuracy of the company’s estimates and assumptions on which its financial statement projections are based; and the company’s ability to declare dividends or repurchase its stock in the future.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to sales growth, EBIT margin and free cash flow. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. Management uses free cash flow and free cash flow as a percent of sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the company has mandatory debt service requirements and other contractual and non-discretionary expenditures. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s condensed consolidated financial statements presented in accordance with GAAP.

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Taylor (510) 271-3269, lisah.taylor@clorox.com
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Six Months Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Net sales	$1,330	$1,325	$2,694	$2,663
Cost of products sold	773	762	1,552	1,526
Gross profit	557	563	1,142	1,137

Selling and administrative expenses	200	204	398	399
Advertising costs	123	116	243	238
Research and development costs	31	31	62	61
Interest expense	26	33	52	66
Other income, net	(4)	(9)	(2)	(9)
Earnings from continuing operations before income taxes	181	188	389	382
Income taxes on continuing operations	65	65	136	126
Earnings from continuing operations	116	123	253	256
Losses from discontinued operations, net of tax	(1)	-	(2)	-
Net earnings	$115	$123	$251	$256

Net earnings (losses) per share
Basic
Continuing operations	$0.90	$0.94	$1.95	$1.96
Discontinued operations	(0.01)	-	(0.02)	-
Basic net earnings per share	$0.89	$0.94	$1.93	$1.96

Diluted
Continuing operations	$0.88	$0.93	$1.92	$1.94
Discontinued operations	(0.01)	-	(0.02)	-
Diluted net earnings per share	$0.87	$0.93	$1.90	$1.94

Weighted average shares outstanding (in thousands)
Basic	129,836	130,991	129,955	130,630
Diluted	132,278	132,444	132,276	132,120

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (Losses) from Continuing Operations
Second Quarter	Net Sales			Before Income Taxes
	Three Months Ended			Three Months Ended
	12/31/13	12/31/12	% Change (1)	12/31/13	12/31/12	% Change (1)
Cleaning Segment	$432	$425	2%	$101	$100	1%
Household Segment	352	357	-1%	41	56	-27%
Lifestyle Segment	237	237	0%	69	70	-1%
International Segment	309	306	1%	30	25	20%
Corporate	-	-	-	(60)	(63)	-5%
Total Company	$1,330	$1,325	0%	$181	$188	-4%

				Earnings (Losses) from Continuing Operations
Year-to-Date	Net Sales			Before Income Taxes
	Six Months Ended			Six Months Ended
	12/31/13	12/31/12	% Change (1)	12/31/13	12/31/12	% Change (1)
Cleaning Segment	$911	$897	2%	$232	$220	5%
Household Segment	724	712	2%	93	106	-12%
Lifestyle Segment	455	445	2%	122	126	-3%
International Segment	604	609	-1%	58	53	9%
Corporate	-	-	-	(116)	(123)	-6%
Total Company	$2,694	$2,663	1%	$389	$382	2%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	12/31/2013	6/30/2013	12/31/2012
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$341	$299	$445
Receivables, net	499	580	511
Inventories, net	466	394	444
Other current assets	194	147	152
Total current assets	1,500	1,420	1,552

Property, plant and equipment, net	992	1,021	1,051
Goodwill	1,100	1,105	1,119
Trademarks, net	552	553	556
Other intangible assets, net	67	74	79
Other assets	177	138	145
Total assets	$4,388	$4,311	$4,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$342	$202	$5
Current maturities of long-term debt	-	-	500
Accounts payable	359	413	365
Accrued liabilities	480	490	493
Income taxes payable	-	29	10
Total current liabilities	1,181	1,134	1,373
Long-term debt	2,170	2,170	2,169
Other liabilities	765	742	788
Deferred income taxes	116	119	116
Total liabilities	4,232	4,165	4,446

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	693	661	644
Retained earnings	1,623	1,561	1,430
Treasury shares	(1,932)	(1,868)	(1,801)
Accumulated other comprehensive net losses	(387)	(367)	(376)
Stockholders’ equity	156	146	56
Total liabilities and stockholders’ equity	$4,388	$4,311	$4,502

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Second-Quarter and Fiscal Year-to-Date Sales Growth Reconciliation

			Q2	Q2
	Q2	Q2	YTD	YTD
	Fiscal	Fiscal	Fiscal	Fiscal
	2014	2013	2014	2013
Non-GAAP Sales Growth	2.3%	7.1%	3.0%	4.3%
Foreign exchange	-1.9	-0.1	-1.8	-0.4
Acquisitions	--	1.5	--	1.5
Total sales growth – GAAP	0.4%	8.5%	1.2%	5.4%

Fiscal Year 2013 EBIT(1) Margin Reconciliation

FY
Fiscal
2013
Earnings from continuing operations	$853
before income taxes – GAAP
Interest Income	-3
Interest Expense	122
EBIT (1) – non-GAAP	$972
EBIT margin(2) – non-GAAP	17.3%
Net Sales	$5,623

(1)	EBIT represents earnings from continuing operations before interest and taxes.
(2)	EBIT margin is the ratio of EBIT to net sales.

Fiscal Year 2013 Free Cash Flow Reconciliation

FY
Fiscal
2013
Net cash provided by continuing operations – GAAP	$777
Less: Capital expenditures	194
Free cash flow – non-GAAP	$583
Free cash flow as a percent of sales – non-GAAP	10.4%
Net sales	$5,623

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.